                                                                    Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE

Contact:  Carol DiRaimo, Vice President of Investor Relations
          (913) 967-4109

           Applebee's International Reports November Comparable Sales

OVERLAND  PARK,  KAN.,  November  28,  2007 --  Applebee's  International,  Inc.
(Nasdaq:APPB)  today reported  comparable  sales for the four-week  period ended
November 25, 2007.

System-wide  domestic  comparable  sales  decreased 1.6 percent for the November period,  and comparable sales for domestic franchise  restaurants  decreased 1.3 percent.  Comparable  sales  for  company  restaurants  decreased  2.3  percent, reflecting a decrease in guest traffic of between 3.0 and 3.5 percent,  combined with a higher average check.

System-wide  domestic  comparable sales for the  quarter-to-date  period through
November  (eight  weeks) have  decreased 1.5 percent,  with  domestic  franchise restaurant  comparable sales down 1.5 percent and company restaurant  comparable sales down 1.7 percent.

As previously  announced,  on July 15, 2007, IHOP Corp.  ("IHOP") and Applebee's
International,  Inc.  ("Applebee's")  entered into a definitive  agreement under which IHOP will acquire Applebee's for $25.50 per share in cash,  representing a total  transaction  value of  approximately  $2.1 billion.  The  transaction  is expected to close on November 29,  2007,  subject to  satisfaction  or waiver of additional customary closing conditions set forth in the merger agreement.

Applebee's International,  Inc., headquartered in Overland Park, Kan., develops, franchises and operates  restaurants under the Applebee's  Neighborhood  Grill &
Bar brand,  the largest casual dining  concept in the world.  As of November 25,
2007,  there were  1,965  Applebee's  restaurants  operating  system-wide  in 49 states, 17 international countries, and two U.S. territories,  of which 510 were company-owned.  Additional information on Applebee's  International can be found at the company's website (www.applebees.com).

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